Exhibit (a)(1)(viii)

This document has been translated for convenience purposes only and does not replace the original Hebrew version of the ruling. The Hebrew version of the ruling shall be the document on which any party may rely.

[ISRAELI TAX AUTHORITY LETTERHEAD]

Professional Department

22 September 2009

Herzog, Fox & Neeman — Law Office

4 Weizmann St. (Asia House)

Tel Aviv 64239

Attn: Attorney Shachar Porat

Fax: 03-6966464

RE: Tax Ruling — VeriFone Holdings — Cancellation and Grant of Capital Gains Options (reference to your letter dated 25 August 2009)

1.	The Facts as Provided by the Company

1.1	VeriFone Holdings Inc., (the “Company”), is a publicly listed company, incorporated in the State of Delaware in the United States of America and is traded on the New York Stock Exchange under the symbol “PAY”.

1.2	The Company’s main field of business is electronic payment systems and associated services.

1.3	The Company has a wholly owned (100%) Israeli resident subsidiary, which was acquired by the Company in 2006, by the name of Verifone Israel Ltd. (formerly known as Lipman Electronic Engineering Ltd.) company number: 520038944 withholding file number: 930514120 (the “Subsidiary”). The Subsidiary has a subsidiary in Israel (80% ownership) by the name of Casponet Ltd. company number: 513523670 withholding file number 924336761 (“Casponet”) (Casponet together with the Subsidiary shall be referred to as — the “Subsidiaries”).

1.4	Over the years, the Subsidiary granted options to its employees and employees of Casponet which are not controlling shareholders of the Subsidiary, as such term is defined in section 32(9) of the Israeli Income Tax Ordinance [New Version] 1961 (the “Ordinance” and the “Employees”) as follows:

1.4.1	Grants to Employees in accordance with section 102 of the Ordinance as in affect following amendment #132, within the scope of a grant with a trustee in the capital gains route (“102 Capital Options”). The option plans, under which the 102 Capital Options were granted were filed for approval with the Tel-Aviv #5 Withholding Assessing Officer as detailed below.

Plan	Date of Filing with the Assessing Officer	Date of Approval by Assessing Officer
2003	21 September 2003	Not formally received

First 2004 Plan	13 January 2004	18 January 2003

Second 2004 Plan	14 July 2004	23 May 2006

2006	23 February 2006	Not formally received

1.4.2	Options were granted to a company owned by the chairman of the board of directors of the Subsidiary under section 3(i) of the Ordinance (the “3(i) Options”).

1.4.3	It is clarified that the Subsidiary also granted options prior to amendment #132, but all of the options granted prior to year 2003 have expired or were exercised.

1.5	Simultaneously with the acquisition of the Subsidiary, all 102 Capital Options held by Employees and the 3(i) Options held by the chairman of the board or the Subsidiary, were adopted by the Company, so that after the acquisition of the Subsidiary by the Company, the 102 Capital Options held by the Employees were exercisable into Company shares, while maintaining the same terms and amount of shares which existed prior to the acquisition, including the option exercise price (the “102 Adopted Options”) and the 3(i) Options held by the chairman of the board of directors of the Subsidiary were exercisable into Company shares, while maintaining the same terms and amount of shares which existed prior to the acquisition, including the option exercise price (the “Adopted 3(i) Options”).

1.6

In relation to the tax implication of the acquisition and the adoption of the 102 Capital Options and the 3(i) Options as aforementioned, the Subsidiary received a preliminary tax ruling from the Israeli Tax Authority on September 4th 2006 (the “Pre-ruling”) (attached herein as Appendix A).

1.7	It is emphasized that except for the 3(i) Options held by the chairman of the board of directors of the Subsidiary, all of the 102 Adopted Options where granted to the Employees within a grant with a trustee in the capital gains route in accordance with section 102 of the Ordinance.

1.8

In addition, on September 28th 2006 the Company filed the VeriFone Holdings Inc. 2006 Equity Incentive Plan (and its Israeli appendix) (the “2006 Plan”) for approval of the Tel-Aviv #5 Assessing Officer under the capital gains route of Section 102 of the Ordinance. From November 1st 2006 the Company grants options to Employees under the 2006 Plan in a grant with a trustee under the capital gains route (the “2006 Plan 102 Options” and together with the 102 Adopted Options — the “Old 102 Options”).

1.9	The Company also granted options under the 2006 Plan to an Israeli employee of a different subsidiary of the Company which is not an Israeli resident company (the “Consultant” and the “Foreign Company”) under section 3(i) of the Ordinance (the “Old 3(i) Options”).

1.10	As of August 19th 2009 there are:

1.10.1	1623181 Old 102 Options which are outstanding, out of which 604106 are vested and 1019075 are unvested.

1.10.2	1876 Old 3(i) Options out of which 235 are unvested and 1641 are vested.

Attached please find Appendix B which details the list of the Employees and Consultant holding Old 102 Options and Old 3(i) Options.

1.11	The trustee of the Old 102 Options is Tamir Fishman Trusts 2004 Ltd. company number 513540070, withholding file: 935729947 (the “Trustee”).

1.12	Due to a significant decrease in the price of the Company’s share, the Company’s board of directors is intending to offer the employees of the Company worldwide (excluding directors and executive officers), including the Employees of the Subsidiaries in Israel and the Consultant, to exchange their old options with new options granted under the 2006 Plan (the “Exchange Offer”) which have an exercise price which is greater than or equal to the higher of: (i) $16.25 and (ii) the highest closing price of the Company’s stock (as reported on the NYSE) during the 52 weeks immediately prior to the commencement of the Exchange Offer, with new options. The exchange is scheduled to take place during the fourth quarter of 2009 (the “Exchange Date” or “Grant Date”). The exchange as aforementioned in relation to the Employees and the Consultant, will occur subject to the receipt of their consent, by cancelling the Old 102 Options and the issuance of new 102 capital gain options (the “New 102 Options”) or new options under section 3(i) of the Ordinance (the “New 3(i) Options”), as applicable.

1.13	The New 102 Options shall be granted on the Exchange Date under the 2006 Plan in accordance with the capital gains route with a trustee as detailed in section 102 of the Ordinance. The grant of the New 102 Options shall not affect Employees who hold Old 102 Options with an exercise price which does not comply with the price determined by the Board of Directors or to Employees who did not consent to the exchange. According to the policy of the Company, the exercise price of the New 102 Options and New 3(i) Options shall be determined according to the share price on the stock exchange on the Grant Date.

1.14	For the avoidance of doubt it is clarified that Old 102 Options and/or Old 3(i) Options which were exercised and converted into shares shall not be included in the exchange described above.

1.15	Within the group of Employees holding the Old 102 Options, there are two employees who have relocated outside of Israel between the grant date of the Old 102 Options and the Exchange Date. Should these employees elect to participate in the Exchange Offer, their new options will not be granted as a trustee grant in the capital gains route and they shall not be classified as New 102 Options. In addition, the exchange of the Old 102 Options with new options will be classified by the Company as a taxable event and the Trustee or the Subsidiary will withhold tax at source in accordance with the provisions of section 102 of the Ordinance from the benefit realized by the relocated employees, where the consideration and the cost for the purpose of calculating the benefit shall be calculated according to the value of the new options granted to the employees, and according to the value of the Old 102 Options being cancelled, in accordance with the Black-Scholes formula.

2.	The Request

We hereby request you to approve, in respect to the exchange of the Old 102 Options and Old 3(i) Options with the New 102 Options and New 3(i) Options, for the Employees of the Subsidiaries and the Consultant as follows:

2.1	The exchange of the Old 102 Options for the New 102 Options shall not be considered as a tax event from an Employee’s and/or the Subsidiaries’ and/or the Company’s perspective in relation to the laws in Israel.

2.2	The grant of the New 102 Options shall be classified as an option grant, for all purpose and shall be subject to Section 102(b)(3) of the Ordinance -option grant under the capital gains trustee route.

2.3	The exchange of the Old 3(i) Options and the New 3(i) Options shall not be considered as a tax event from the Consultant and/or the Foreign Company’s and/or the Company’s perspective in relation to the laws in Israel.

3.	The Tax Arrangement

Subject to the correctness and completeness of the facts presented by you and detailed in section 1 above, I hereby approve the following tax arrangement:

A.	Preamble

3.1	This tax ruling refers to the grant of New 102 Options in exchange for the Old 102 Options and the grant of New 3(i) Options in exchange for the Old 3(i) Options, as detailed in section 1.10 above and subject to section 1.12 above.

3.2	In any event, the grant date for Employees of the New 102 Options and the New 3(i) Options, shall be for any and all purposes the Grant Date as defined in section 1.12 above, including for the purpose of determining the end of the period as defined in section 102 of the Ordinance (the “End of the Period”) and the calculation of the benefit classified as ordinary income under section 102(b)(3) of the Ordinance.

B.	Old 102 Options

3.3	The cancellation of the Old 102 Options which are unvested upon the Exchange Date and the grant of the New 102 Options thereunder, shall not be considered a taxable event, for the Company, the Subsidiaries and the Employees. The provisions of section 102(b)(3) of the Ordinance or the provisions of section 102 (b)(4) of the Ordinance shall apply for all purposes, as applicable.

3.4	The cancellation of the Old 102 Options which are vested upon the Exchange Date and the grant of the New 102 Options thereunder, shall be considered a taxable event for the Company and the Subsidiaries in relation to withholding requirements, and for the Employees. Notwithstanding, the tax liability in relation to the vested Old 102 Options shall be calculated, withheld and paid only upon the exercise date (as such term is defined in section 102 of the Ordinance) of the New 102 Options.

3.5	In relation to the New 102 Options which were granted in exchange for the Old 102 Options, then in accordance with the provisions of section 102(d)(1) of the Ordinance and subject to the provisions of section 102(d)(2) of the Ordinance, the expense which shall be deductible by the Subsidiaries, upon the exercise date (as such term is defined in section 102 of the Ordinance), shall be the lower of the income received by the Employees and taxed in accordance with the provisions of sections 2(1) and 2(2) of the Ordinance, as applicable, and the participation amounts the Subsidiaries were charged by the Company, all in the tax year in which tax was withheld from the Employee’s income and transferred to the assessing officer.

C.	3(i) Options:

3.6	The cancellation of the Old 3(i) Options which are unvested upon the Exchange Date and the grant of the New 3(i) Options thereunder, shall not be considered a taxable event, for the Company, the Foreign Company and the Consultant. The New 3(i) Options shall be subject to the provisions of section 3(i) of the Ordinance.

3.7	The cancellation of the Old 3(i) Options which are vested upon the Exchange Date and the grant of the New 3(i) Options thereunder, shall be considered a taxable event for the Company and the Foreign Company in relation to withholding requirements, and for the Consultant. Notwithstanding, the tax liability in relation to the vested Old 3(i) Options shall be calculated, withheld and paid only upon the exercise date of the New 3(i) Options, as such term is defined in section 3(i) of the Ordinance.

D.	General Provisions:

3.8	The value of the benefit upon the exercise date shall be considered as income received in Israel. In addition, the Employees and the Consultant will be considered Israeli residents until the exercise date (as such term is defined in section 102 of the Ordinance or section 3(i) of the Ordinance, as applicable) in relation to the income from the New 102 Options and New 3(i) Options subject to this ruling, as applicable.

3.9

It is clarified that when calculating the profit and the tax amount as stated in this ruling, no deductions, set-offs, exemptions, profit spreading and/or reduced tax rate and/or tax credits, including from foreign taxes shall be granted and that the provisions of sections 94B, 101 and 100A of the Ordinance shall not apply. In the event that any of the Employees or the Consultant proves that he has been charged with foreign taxes by a foreign country in respect of income from exercising the New

102 Options and New 3(i) Options, as applicable, and he actually paid such tax, the Israeli Tax Authority will consider the grant of a credit for the foreign taxes in accordance with the provisions of the law and the double taxation treaties.

3.10	Without derogating from section 3.5 above, the Subsidiaries will not be allowed to claim any expense in respect of the cancellation of the Old 102 Options and/or the grant of the New 102 Options granted thereunder, or in respect of the cancellation of the Old 3(i) Options and/or the grant of the New 3(i) Options granted thereunder, including professional fees due in relation to their issuance. It is clarified that this section shall apply also where the Employees and the Subsidiaries violate their commitments in this ruling.

3.11	For the avoidance of doubt it is clarified that this ruling does not constitute an approval of the calculation of the tax due by the relocated employees as detailed in section 1.15 above and/or to the status of the new grant in relation to Israeli law. The calculation of the amount shall be examined, if at all, by the assessing officer.

3.12	The Trustee shall be subject to the provisions of section 187(c)(1) of the Ordinance and he shall be liable to all of the commitments included in this ruling, including the calculation of the tax as further detailed and the transfer of the tax amount to the assessing officer, in addition to his various obligations under section 102 of the Ordinance and the rules promulgated thereunder.

3.13	The New 102 Options, the Employees, the Company and the Trustee are subject to the provisions of section 102 of the Ordinance and the rules promulgated thereunder. In addition, this ruling shall be in affect only as long as all of the provisions of section 102 of the Ordinance and the rules promulgated thereunder are fulfilled, from the date of grant of the New 102 Options and provided this ruling did not determine otherwise (the “Lawful Terms”).

3.14	This ruling was given on the basis of the representations presented to us verbally and in writing including those specified above in section 1. However, if it is found that the details provided within the scope of the request, all or part, are incorrect, or are materially incomplete, or if it is found that one of the terms of the ruling was not fulfilled, or that the Lawful Terms were not fulfilled and/or that the shares are transferred from the Trustee, other than to a third party which is not a relative, as defined in section 88 of the Ordinance (hereinafter together the “Violation”), then the following shall apply: the Employees who received options shall be subject to tax as ordinary income in accordance with section 2(2) of the Ordinance, upon the date of grant of the options, on the higher of the benefit upon grant and the benefit upon the exercise date or the Violation.

3.15	This ruling does not constitute a tax assessment and a confirmation of the facts as presented by you including the valuation of the options held by the relocated employees. The facts presented as aforementioned shall be examined by the assessing officer during the assessment discussions regarding the Subsidiaries’ file and/or the Employees’ files and/or the Consultant’s file and/or the Trustee’s file, as applicable.

3.16

Within 60 days of the later of the Exchange Date and the receipt of this ruling, the Subsidiaries, the Consultant and the Employees who hold New 102 Options and New 3(i) Options, subject to this ruling and which are interested in the application of this ruling, shall provide a declaration that they understand the provisions of the ruling and that they will act according to the terms of the ruling and not ask to amend or replace it with another.

3.17	The provisions of this ruling shall not apply to whoever does not present a declaration as aforementioned in section 3.16 above, and he shall be considered as if he had sold his Old 102 Options or Old 3(i) Options upon the Exchange Date, in consideration for the economic value of the New 102 Options or New 3(i) Options, as applicable, as determined in accordance with the B&S formula (the “Exchange Consideration”) and no tax continuity shall apply. The Subsidiaries and/or the Trustee and/or the Foreign Company shall withhold tax from the Exchange Consideration, in accordance with the provisions of section 102 of the Ordinance and the rules promulgated thereunder or in accordance with section 3(i) of the Ordinance, as applicable. The Subsidiaries shall provide a list of the Employees and Consultant who did not present the declaration as mentioned in section 3.16 and to which this section applies within 60 days of the later of the Exchange Date and the receipt of this ruling.

Yours sincerely

Raz Itzkovitz, CPA National Inspector (Capital Markets)

Copies:	Mr. Avi Bachar, CPA — Tel-Aviv 5 Assessing Officer (930514120)
Mr. Yehoshua Chaver, CPA — Petach Tikva Assessing Officer (924336761)
Mr. Eldad Noach, Adv. — Manager of Professional Dept.
Mr. Rafi Tawina, Adv. — Legal Department